Exhibit 23(e)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108156 on Form S-3 of our reports dated February 27, 2006, relating to the financial statements and financial statement schedule of Mississippi Power Company, appearing in this Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2006